                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  ALLIED PRODUCTS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                         [LOGO]

10 SOUTH RIVERSIDE PLAZA
CHICAGO, ILLINOIS 60606
Telephone: (312) 454-1020

TO OUR STOCKHOLDERS:

This letter affords me the opportunity to extend a cordial invitation to all our stockholders to attend the 1995 Annual Meeting on Wednesday, May 17, 1995. At this meeting there will be ample time to answer your questions and thoroughly discuss our Company's affairs.

Enclosed you will find the Notice of our Annual Meeting, together with a Proxy Statement and a Proxy card, and a copy of our 1994 Annual Report. The Proxy Statement describes the matters to be considered at the meeting. If you are unable to attend the meeting in person, please complete and return the enclosed Proxy so that your shares are represented and voted. We would appreciate your prompt attention to this matter.

                                          Very truly yours,
                                          RICHARD A. DREXLER
                                          PRESIDENT

Chicago, Illinois
April 5, 1995

                         [LOGO]

10 SOUTH RIVERSIDE PLAZA
CHICAGO, ILLINOIS 60606
Telephone: (312) 454-1020

- ------------------------------------------

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD
ON May 17, 1995
- ---------------------------------

Notice is hereby given that the Annual Meeting of Stockholders of ALLIED PRODUCTS CORPORATION (herein referred to as "Allied" or the "Company") will be held on Wednesday, May 17, 1995 at 9:30 o'clock A.M. (Chicago Time) in the Shareholders Room, 21st Floor, Bank of America Illinois (formerly Continental Bank N.A.), 231 South La Salle Street, Chicago, Illinois 60697, for the following purposes:

1.  To elect 4 directors in accordance with the Company's By-Laws.

2. To act upon any other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record as shown by the transfer books of Allied at the close of business on March 24,1995, are entitled to notice of, and to vote at, this Annual Meeting.

All stockholders are invited to attend this Annual Meeting in person. Those stockholders who are unable to attend in person are respectfully urged to execute and return the enclosed Proxy at their earliest convenience. SINCE ATTENDANCE IN PERSON OR BY PROXY OF A MAJORITY OF THE OUTSTANDING SHARES IS REQUIRED AT THE MEETING IN ORDER TO TRANSACT BUSINESS, PROMPTNESS IN RETURNING THE EXECUTED PROXY WILL BE APPRECIATED. Stockholders who execute a Proxy may nevertheless attend the meeting and vote their shares in person.

                                          By Order of the Board of Directors
                                          ALLIED PRODUCTS CORPORATION
                                          Kenneth B. Light
                                          EXECUTIVE VICE PRESIDENT

April 5, 1995

- ---------------------------------

PROXY STATEMENT
- ------------------------------

ANNUAL MEETING OF STOCKHOLDERS
OF ALLIED PRODUCTS CORPORATION
May 17, 1995

SOLICITATION OF PROXIES

The accompanying Proxy is solicited by the Board of Directors of ALLIED PRODUCTS CORPORATION (herein referred to as "Allied" or the "Company") for use at the Annual Meeting of Stockholders, to be held on Wednesday, May 17, 1995, and at any and all adjournments thereof. Any Proxy given may be revoked with respect to any matter by notice in writing to the Secretary of Allied at any time prior to its use, by delivering another later dated proxy or by voting in person at the Annual Meeting. Pursuant to Delaware General Corporation Law, only votes cast "For" a matter constitute affirmative votes. Votes "Withheld" or abstaining from voting are counted for quorum purposes, but since they are not voted "For" a particular matter they have the same effect as negative votes or votes "Against" a particular matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be present with respect to any matter for which a broker does not have authority to vote. Accordingly, broker non-votes will not have an effect on the outcome of the election of directors or any other matters which are presented at the meeting.

The cost of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith is being borne by the Company. The Company has engaged Georgeson & Company Inc. to assist in the solicitation of proxies from stockholders at an estimated fee of $7,500. Upon request, the Company will reimburse brokerage houses and other custodians and fiduciaries holding stock of record for reasonable out-of-pocket expenses incurred in forwarding proxy solicitation material to the beneficial owners of such stock. Directors, officers, and certain regular employees of the Company, without additional compensation, may solicit Proxies personally or by telephone or telegraph. This Proxy Statement and the enclosed proxy card were first mailed to the stockholders on or about April 5, 1995.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board of Directors has fixed the close of business on March 24, 1995, as the record date for the determination of stockholders entitled to notice of this Annual Meeting, and only stockholders of record on that date will be entitled to vote thereat.

As of March 24, 1995, 9,104,482 shares of Common Stock (par value $.01 per share), were issued and outstanding. In addition, 146,800 shares of Series B Variable Rate Cumulative Preferred Stock (without par value), and 115,000 shares of $10.81 Series C Cumulative Preferred Stock (without par value) were issued and outstanding on such date, each of which shares is entitled to one vote, voting together with the shares of Common Stock, on the election of directors.

Allied's SMART Plan (an employee benefit plan formed pursuant to Section 401(k) of the Internal Revenue Code) holds 561,290 shares of Common Stock representing 6.16% of the outstanding shares of Allied Common Stock. Continental Trust Company acts as trustee for the SMART Plan. Of the total number of shares held in the SMART Plan, 546,716 shares of Common Stock, representing 6.0% of the outstanding shares of Allied Common Stock, have been credited to the individual accounts of the participants in the SMART Plan and will be voted in accordance with instructions of such participants. Shares in the SMART Plan with respect to which participants fail to return voting instructions (other than in the PAYSOP accounts) will be voted on each issue by an advisory committee composed of three members, Lloyd Drexler, S. S. Sherman and Richard A. Drexler, in the same proportion as all other outstanding shares are voted. All PAYSOP account shares (approximately 17,700 shares) with respect to which participants fail to return voting instructions will not be voted. Those shares held in the SMART Plan which have not been credited to participants' accounts will be voted by the advisory committee in its discretion.

The Allied Products Corporation Master Trust, which is the trust for the pension plans of certain employees of the Verson and Bush Hog divisions and certain former Littell division employees, holds 349,629 shares of Common Stock representing 3.84% of the outstanding shares of Allied Common Stock. Continental Trust Company acts as trustee for the trust.

BENEFICIAL OWNERS

Mr. S. S. Sherman and Messrs. Lloyd Drexler and Richard A. Drexler combined, directors of the Company, beneficially own more than 5% of Allied Common Stock. See the table set forth in "Election of Directors" and the notes thereto for information concerning their ownership.

The Company has been informed that Dimensional Fund Advisors, Inc., ("Dimensional") whose address is 1299 Ocean Avenue, Santa Monica, California 90401, is deemed to have beneficial ownership of 590,278 shares of Common Stock as of December 31, 1994, representing 6.48% of the outstanding shares of Allied Common Stock. All of such shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

The Company has been informed that FMR Corp., whose address is 82 Devonshire Street, Boston, Massachusetts 02109 beneficially owns 687,500 shares of Common Stock, representing 7.6% of the outstanding shares of Allied Common Stock. It has voting power over only 58,000 of such shares.

The Company has been informed that Neumeier Investment Counsel, whose address is 26435 Carmel Rancho Boulevard, Carmel, California 93923 beneficially owns 470,500 shares of common stock representing 5.2% of the outstanding shares of Allied common stock.

Transamerica Commercial Finance Corporation, whose address is 225 North Michigan Avenue, Chicago, Illinois 60601 owns 146,800 shares of Allied's Series B Variable Rate Preferred Stock, which constitutes all of the issued and outstanding shares of Series B Preferred Stock.

Chrysler Financial Corporation, whose address is c/o Chrysler Capital Corporation, Greenwich Office Park I, Greenwich, Connecticut 06836-6900, owns 76,667 shares and Ford Motor Credit Company, whose address is The American Road, Dearborn, Michigan 48121, owns 38,333 shares, representing 66 2/3% and 33 1/3%, respectively, of Allied's $10.81 Series C Cumulative Preferred Stock.

PROPOSAL 1:  ELECTION OF DIRECTORS

On November 30, 1994 and March 15, 1995, the Board of Directors nominated the following individuals to run for election as Directors. The terms of three of the present Directors expire this year and each has been nominated to reelection to a term of three years expiring in 1998. Mr. Quain, who was elected to the Board on February 24, 1995 has been nominated for election to a term expiring in 1997.

THE FOLLOWING SETS FORTH CERTAIN BIOGRAPHICAL INFORMATION, PRESENT OCCUPATION AND BUSINESS EXPERIENCE FOR THE PAST FIVE YEARS FOR EACH OF THE NOMINEES AS WELL AS THE TERM OF OFFICE FOR WHICH EACH IS BEING NOMINATED:

CLASS B DIRECTOR (TERM EXPIRES IN 1998)

LLOYD A. DREXLER, age 77, was the Co-Chairman of the Board from June 1992 until August 1993 and he has been a member of the Board of Directors since 1963. Previously, he was Chairman of the Executive Committee from 1986 until June 1992. Mr. Drexler is a private investor and the father of Mr. Richard A. Drexler.

STANLEY J. GOLDRING, age 49, is Managing Partner of the KG Securities Division of Ladenburg, Thalmann & Company, Inc., an investment banking company. Mr. Goldring has been involved in various aspects of analytical research, money management and investment banking during his 25-year career on Wall Street. He has been a member of the Board of Directors since August 1993.

JOHN E. JONES, age 60, has been a member of the Board of Directors since 1974. Mr. Jones is Chairman of the Board, President and Chief Executive Officer of CBI Industries, Inc. which is engaged in contracting services and the manufacture of industrial gases since 1989; previously, Vice Chairman, President and Chief Operating Officer of CBI Industries, Inc. Mr. Jones is also a director of NICOR Inc., Amsted Industries Incorporated, Valmont Industries, Inc. and The Interlake Corporation.

CLASS A DIRECTOR (TERM EXPIRES IN 1997)

MITCHELL I. QUAIN, age 43, has been a member of the Board of Directors since February 1995. Since 1988 he has been a managing director of Wertheim Schroder & Company and co-head of the Industrial Manufacturing Group.

All of the above individuals are currently directors of the Company. Any director may resign or may be removed as provided in the By-Laws. It is intended that proxies received in response to this solicitation will be voted in favor of the nominees unless otherwise specified in the proxy.

If for any reason any of such nominees should be unable to serve (a situation which is not presently contemplated), it is intended that the proxies will be voted for such other person or persons as the Board of Directors shall designate.

THE FOLLOWING SETS FORTH CERTAIN BIOGRAPHICAL INFORMATION, PRESENT OCCUPATION AND BUSINESS EXPERIENCE FOR THE PAST FIVE YEARS FOR EACH OF THE OTHER MEMBERS OF THE BOARD OF DIRECTORS:

RICHARD A. DREXLER, age 47, has been Chairman of the Board since August 1993, President since 1982 and Chief Executive Officer since 1986. He has been a member of the Board of Directors since 1982 and serves as a Class A Director whose term expires in 1997.

WILLIAM D. FISCHER, age 66, has been a member of the Board of Directors since 1993 and serves as a Class C Director whose term expires in 1996. He was President and Chief Operating Officer and a Director of Chicago-based Dean Foods Company from 1989 until December 1993 when he retired. Prior to that he was Vice President - Finance, a post he held since 1971. He remains a director of Dean Foods which processes and distributes dairy and other foods. He is also a director of John P. Sanfilippo & Son, Inc., a processor and marketer of nuts and snacks.

KENNETH B. LIGHT, age 62, has been a member of the Board of Directors since 1993 and serves as a Class C Director whose term expires in 1996. He has been Executive Vice President and Chief Administrative Officer of Allied Products since 1982 and Chief Financial Officer since March 17, 1995. He served as secretary from 1972 to March 17, 1995. Mr. Light joined the Company in 1961 and served as its General Counsel for more than a decade.

JOHN W. PUTH, age 66, has been a member of the Board of Directors since 1993 and serves as a Class A Director whose term expires in 1997. He has been President of J.W. Puth Associates, a consulting/ investment firm, since 1987. From 1983 until 1987 he served as Chairman, President and Chief Executive Officer of Clevite Industries, Inc., a multi-national manufacturer of valves, hydraulics, bearings and other parts. Mr. Puth is a member of the boards of L.B. Foster Co., manufacturer of rail products, Lindberg Corporation, a commercial heat treating company, TNT Freightways, a trucking company, and System Software Associates, an applications software company. He is also a director of several private companies.

S. S. SHERMAN, age 77, was the Co-Chairman of the Board from June 1992 until August 1993. He was Chairman of the Board from 1973 until June 1992 and has been a member of the Board of Directors since 1963. He is a Class C director whose term expires in 1996. Mr. Sherman is a private investor.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth information as of March 24, 1995, regarding the beneficial ownership of Common Stock of the Company by each director of the Company, the Company's Chief Executive Officer, each of the Company's four other most highly compensated executive officers for fiscal 1994 and the directors and executive officers of the Company as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investing powers with respect to the Common Stock owned by them.

        NAME OF BENEFICIAL OWNER OR GROUP           CLASS     AMOUNT      PERCENT
- --------------------------------------------------  ------  -----------   -------
Lloyd A. Drexler..................................  Common    338,718(1)    3.72%
Richard A. Drexler................................  Common    426,283(2)    4.68%
William D. Fischer................................  Common      6,000(3)    0.07%
Martin A. German..................................  Common     36,027(4)    0.40%
Stanley J. Goldring...............................  Common      6,000(3)    0.07%
John E. Jones.....................................  Common     39,958(3)    0.44%
Kenneth B. Light..................................  Common     99,604(5)    1.09%
Bobby Middlebrooks................................  Common     27,667(6)    0.30%
John W. Puth......................................  Common     13,000(3)    0.14%
Mitchell I. Quain.................................  Common     10,000       0.11%
S. S. Sherman.....................................  Common    556,766(7)    6.12%
All Executive officers and directors as a group
 (13 persons).....................................  Common  1,577,349(8)   17.3 %

- ---------
(1) Includes 80,297 shares of restricted stock; 168,708 shares owned by a partnership of which Mr. Lloyd Drexler is a partner; and 27,000 shares owned by Mr. Drexler's wife and by a family trust of which Mr. Drexler's wife is the trustee. Also includes 55,600 shares which Mr. Drexler has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(2) Includes 37,819 shares of restricted stock; 35,000 shares held by a trust of which Mr. Richard Drexler is trustee; 100,000 shares owned by a family corporation, of which Mr. Drexler is President; 35,888 shares credited to Mr. Drexler's account in the Company's 401(k) Plan; and 143,360 shares which Mr. Drexler has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(3) Includes 5,000 shares which each of Messrs. Fischer, Goldring, Jones and Puth have the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(4) Includes 13,527 shares credited to Mr. German's account in the Company's 401(k) Plan and 22,500 shares which Mr. German has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(5) Includes 9,198 shares of restricted stock; 66,530 shares which Mr. Light has the right to acquire by exercise of stock options within sixty days of this proxy statement; and 23,825 shares credited to Mr. Light's account in the Company's 401(k) Plan.

(6) Includes 2,067 shares of restricted stock; 20,940 shares which Mr. Middlebrooks has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement; and 3,958 shares credited to Mr. Middlebrooks' account in the Company's 401(k) Plan.

(7) Includes 41,977 shares of restricted stock; 374,917 shares owned by a family corporation of which Mr. Sherman, his wife and children are stockholders; and 50,600 shares which Mr. Sherman has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(8) Includes 414,545 shares which the group has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement; 99,839 shares credited to the accounts of members of the group in the Company's 401(k) Plan; and 172,725 shares of restricted stock.

See the information under "Beneficial Owners" for information concerning ownership of certain classes of the Company's Preferred Stock.

MANAGEMENT COMPENSATION

REPORT OF STOCK OPTION AND COMPENSATION COMMITTEE

The Stock Option and Compensation Committee of the Board of Directors was comprised during fiscal 1994 of John W. Puth, William D. Fischer and John E. Jones, all outside directors of the Company. The Committee oversees the administration of the Company's employee benefit plans and establishes policies relating to compensation of employees. All decisions by the Stock Option and Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions about awards under certain of the Company's stock-based compensation plans, which are made solely by the Committee pursuant to the provisions of Exchange Act Rule 16b-3.

COMPENSATION POLICY

The objectives of the Company's executive compensation program are to:

    -   Support the achievement of desired Company performance.

    - Provide compensation that will attract and retain superior talent and reward performance.

    -   Align the executive officers' interests with the success of the Company.

The executive compensation program provides an overall level of compensation opportunity that is competitive with the manufacturing businesses in which the Company is engaged as well as with a broader group of companies of comparable size and complexity. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based upon annual and long-term Company performance as well as individual performance. Subject to the limitations described above, the Stock Option and Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by external, internal or an individual's circumstances.

The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and life insurance generally available to employees of the Company.

From January 1990 through January 1993, the Company was subjected to strict limitations with respect to compensation of the Company's executive officers. Such limitations had been imposed by its lenders under the Company's then existing Credit and Debt Restructuring Agreement. As a result the compensation of the executive officers during such period remained basically static and, by 1993, was generally lower than salaries paid to executive officers in similar companies. A primary goal of the executive officers for 1992, which was set by the Board of Directors and was endorsed by the Stock Option and Compensation Committee, was the restructuring and lowering of the Company's debt. In 1992 the Company underwent extensive and comprehensive negotiations with many lenders which, in January 1993, culminated in a comprehensive restructuring of the Company's debt, including a relaxation of the limitation on the compensation of the Company's executive officers. In determining the 1993 compensation levels and stock option awards for certain executive officers and other employees of the Company, the Stock Option and Compensation Committee took into consideration the three-year hiatus in salary increases as well as the successful completion of the Company's refinancing under very arduous and burdensome conditions. In determining the 1994 compensation levels and stock option awards for certain executive officers and other employees of the Company, the Stock Option and Compensation Committee took into consideration the dramatic turn-around in profits from a net loss of approximately $25 million in 1992 to a net profit of over $15 million in 1993. Also considered was the relative compensation of employees within other companies with comparable sales and in comparable industries. These decisions were deemed by the Stock Option and Compensation Committee to be in keeping with its policy.

CEO COMPENSATION

During 1994, the Company's most highly compensated officer was Richard A. Drexler, Chairman of the Board, President and Chief Executive Officer. The Stock Option and Compensation Committee reviewed the performance of Mr. Drexler and made recommendations to the Board concerning annual compensation (salary plus bonus) and long-term compensation in the form of stock options. Comparisons were made to other companies of comparable size and industries. Through Mr. Drexler's efforts, the Company was able to complete a restructuring of the Company's debt and turn around its performance from very large losses into excellent profits for 1993 which profits increased significantly in 1994. Taking this into account, the Stock Option and Compensation Committee recommended compensation slightly higher than the median.

                                          John W. Puth, Chairman
                                          William D. Fischer
                                          John E. Jones

SUMMARY COMPENSATION TABLE

The table below sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during fiscal 1994.

                                                                                      LONG TERM COMPENSATION
                                                                                   -----------------------------
                                                       ANNUAL COMPENSATION                AWARDS         PAYOUTS
                                                ---------------------------------  --------------------  -------
                                                                     OTHER ANNUAL  RESTRICTED  OPTIONS/   LTIP     ALL OTHER
                                                                     COMPENSATION    STOCK     SARS(#)   PAYOUTS  COMPENSATION
      NAMES AND PRINCIPAL POSITION        YEAR  SALARY($)  BONUS($)      (A)       AWARDS($)     (B)       ($)       ($)(C)
- ----------------------------------------  ----  ---------  --------  ------------  ----------  --------  -------  ------------
Richard A. Drexler                        1994   350,000   157,500       3,192                  30,000              9,576
 Chairman, President and CEO              1993   315,000    74,000                              35,000              --
                                          1992   279,046    13,000                              35,000              9,388
Martin A. German                          1994   190,000   110,000       5,517                  12,000              9,576
 Senior Vice President                    1993   176,000   110,000                               5,000              --
                                          1992   165,800    33,000                               7,500              6,450
James J. Hayden*                          1994   205,000    76,000       1,860                  20,000              9,576
 Executive V.P. and CFO                   1993   180,700    42,000                              10,000              --
                                          1992    66,000     --                                 15,000              2,002
Bobby Middlebrooks                        1994   191,000    72,400                              12,000              --
 Senior Vice President                    1993   181,000    30,000                               5,000              --
                                          1992   175,800    19,250                              15,000              --
Kenneth B. Light                          1994   187,000    70,000       5,267                  20,000              9,576
 Executive V.P. and Secretary             1993   169,000     2,000                              10,000              --
                                          1992   151,250    13,000                              20,000              6,043

- ------------
 *   Mr. Hayden resigned from the Company on March 17, 1995

(A) While each named executive received certain perquisites and other benefits in each of the years shown, the value of these amounts are not shown, in accordance with the regulations of the Securities and Exchange Commission, since such benefit did not exceed in aggregate the lessor of $50,000 or 10% of an individual's salary and bonus in such year. The amounts shown represent the Medicare Hospital Insurance taxes paid by the Company in 1994 on behalf of executive on the value of the increase in the executive's vested accrued benefit in the Executive Retirement Plan as of 12/31/94 (see "Retirement Plans" elsewhere in this document). No payments were made in the prior two years.

(B) No stock appreciation rights were granted to the named executive officer in any of the three years. See "Option Grants for 1994 Fiscal Year" for description of options granted.

(C) Amounts shown consist of Company contributions to defined contribution plans.

OPTION GRANTS DURING 1994 FISCAL YEAR

The following table provides information relating to options granted to the named executive officers during fiscal 1994:

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                        INDIVIDUAL GRANTS                      ANNUAL RATES OF
                                       ----------------------------------------------------      STOCK PRICE
                                                     % OF TOTAL                                APPRECIATION FOR
                                         OPTIONS       OPTIONS      EXERCISE                    OPTION TERM(2)
                                         GRANTED     GRANTED IN       PRICE     EXPIRATION   --------------------
                NAME                     (#)(1)      FISCAL YR.      ($/SH)        DATE       5% ($)     10% ($)
- -------------------------------------  -----------  -------------  -----------  -----------  ---------  ---------
Richard A. Drexler                         30,000          11.6         12.50     1/2/2004     235,800    597,600
Martin A. German                           12,000           4.6         12.50     1/2/2004      94,300    239,100
James J. Hayden                            20,000           7.7         12.50     1/2/2004     157,200    398,400
Bobby Middlebrooks                         12,000           4.6         12.50     1/2/2004      94,300    239,100
Kenneth B. Light                           20,000           7.7         12.50     1/2/2004     157,200    398,400

- ---------
(1) All options are non-qualified and have exercise prices equal to the fair market value of the Common Stock on the date of grant. Each option is exercisable as to 50% of the shares on the first anniversary date and as to all shares on the second anniversary date and thereafter, and each option includes the right to pay the exercise price in cash or shares of Common Stock.

(2) The amounts shown in these columns are calculated based upon assumed annual appreciation rates of 5% and 10%, as set by the Securities and Exchange Commission, and are not intended to be forecasts of future appreciation of the Company's Common Stock. If the assumed appreciation rates of 5% and 10% over the life of the options are achieved, the value of the Common Stock at the end of the period would be $20.36 and $32.42, respectively.

OPTION EXERCISES DURING 1994 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

The Company does not have any outstanding stock appreciation rights. The following table provides information relating to the options exercised by the named executive officers during fiscal 1994 and the value of options held at the end of 1994:

                                                                                             VALUE OF
                                                                         NUMBER OF          UNEXERCISED
                                                                        UNEXERCISED        IN-THE-MONEY
                                                                        OPTIONS AT          OPTIONS AT
                                                                      END OF 1994(#)      END OF 1994($)
                                     SHARES ACQUIRED      VALUE        EXERCISABLE/        EXERCISABLE/
               NAME                  ON EXERCISE(#)    REALIZED($)     UNEXERCISABLE     UNEXERCISABLE(1)
- ----------------------------------  -----------------  ------------  -----------------  -------------------
Richard A. Drexler                         16,500           38,563      110,860/47,500      711,250/226,875
Martin A. German                           --               --           14,000/14,500       112,500/46,875
James J. Hayden                            --               --           20,000/25,000       230,625/86,250
Bobby Middlebrooks                         13,500          107,871       12,440/14,500             0/46,875
Kenneth B. Light                            5,000           11,563       51,530/25,000       387,250/86,250

- ---------
(1) Value is calculated on the basis of the difference between the option exercise price and $14.375, the closing price for the Company's Common Stock as reported by the New York Exchange on 12/30/94, multiplied by the number of shares of Common Stock underlying the option. The options that were exercised by Messrs. Drexler and Light were exercised immediately prior to their expiration.

RETIREMENT PLANS

Mr. Bobby Middlebrooks is a participant in the Bush Hog Division Salaried Pension Plan, a defined benefit plan. As such, upon retirement he will be entitled to the following monthly benefit: one percent of his final monthly salary multiplied by the number of years of service to the Company. Assuming Mr. Middlebrooks' retirement at age 65 (he is now 59 years old) at his current salary, Mr. Middlebrooks would be entitled to a pension of $7,003 per month. Assuming Mr. Middlebrooks' salary is increased by 5% per year until retirement at age 65, he would be entitled to a pension of $9,855 per month.

Effective January 1, 1994, the Company entered into agreements with Messrs. Richard Drexler, German, Hayden and Light to provide retirement benefits pursuant to an Executive Retirement Plan adopted by the Board of Directors. Each of the participants shall be eligible, upon reaching Normal Retirement Date (which is defined as the earlier of age sixty-five or completion of twenty-five years of service, but in no event prior to reaching age fifty-five), to receive a retirement benefit equal to three times his final average annual compensation (which is defined as the average of the participant's compensation during the thirty-six months prior to the participant's separation from service). Such benefit shall be paid to participants in 120 equal monthly installments commencing on the month following the date the participant terminates service with the Company. If the participant dies during such period, the unpaid remaining monthly installments will be paid to participant's named beneficiary or to his estate. Based on the average compensation received during the past three years, the participants, if vested, would receive on the normal retirement date the following aggregate benefits (payable over ten years): Mr. Richard Drexler - $1,188,546; Mr. German - $784,800; Mr. Hayden - $550,700; Mr. Light -
$632,250.

TERMINATION AGREEMENTS

Agreements between the Company and each of the named executive officers of the Company provide that, if within one year following a defined change in ownership or control of the Company there shall be an involuntary termination of such executive's employment, or if there shall be defined patterns of activity during such period by the Company causing such executive to resign, then, subject to prevailing tax laws and regulations, the executive shall be entitled to payments equal approximately to three years' compensation.

LOAN TO OFFICER

In October 1994, Mr. James J. Hayden borrowed $150,000 from the Company pursuant to a personal loan which is secured by stock options owned by Mr. Hayden and provides for interest at the prime rate per annum. The loan was to be repaid in annual installments over a period of 4 years commencing April 15, 1995. Mr. Hayden resigned from the Company on March 17, 1995, and arrangements are being made to pay off the loan in full.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P Machinery-Diversified Index over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Machinery-Diversified Index at the end of 1989, and reinvestment of all dividends).

                       COMPARISON OF 5 YEAR TOTAL RETURN
              AMONG ALLIED PRODUCTS, S&P 500 INDEX & S&P MACHINERY
                               DIVERSIFIED INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           ALLIED PRODUCTS     S&P 500 COMP-LTD       MACHINERY DIVERSIFIED
1989                    100                   100                          100
1990                  36.08                 96.89                        86.26
1991                   34.7                126.42                       102.54
1992                   33.3                136.05                       104.63
1993                 138.75                149.76                       154.93
1994                 159.56                151.74                       150.81

BOARD COMMITTEES AND DIRECTOR COMPENSATION

Allied's Board of Directors presently has an Executive Committee, an Audit Committee, a Stock Option and Compensation Committee and a Nominating Committee. Each of the outside directors receives the sum of $15,000 annually for his services as a director and the chairman of each committee (if a non-employee of the Company) receives the additional sum of $3,000 annually. Each non-employee director of the Company also receives $500 for each meeting of the Board and for each committee meeting which he attends. In addition, under the Directors Incentive Stock Plan, adopted by stockholders at the last annual meeting, non-employee directors receive a non-qualified stock option to purchase 10,000 shares of Common Stock upon the director's initial appointment or election as a director and thereafter receive an option for an additional 500 shares on the date of each annual meeting. Each option granted under the plan has a term of ten years and becomes exercisable as to 50% and 100% of the shares on the first and second anniversary dates, respectively. The exercise price is equal to the fair market value of the Common Stock on the date of grant.

Members of the Executive Committee are Messrs. R. Drexler (Chmn.), L. Drexler and Sherman. During 1994, the Committee met on 10 occasions to exercise the powers of the Board of Directors in the management of the business and affairs of the Company.

Members of the Audit Committee are Messrs. Jones (Chmn.), Fischer, Goldring and Puth. During 1994, the Committee met on 2 occasions to review and make recommendations to the full Board with respect to the scope and results of the annual audit.

Members of the Stock Option and Compensation Committee are Messrs. Puth (Chmn.), Jones and Fischer. During 1994, the Committee met on 2 occasions to review and make recommendations to the full Board with respect to officers' salaries and corporate incentive compensation plans.

Members of the Nominating Committee are Messrs. Fischer (Chmn.), Jones, Goldring, Puth, R. Drexler, L. Drexler and Sherman. The Committee met once in 1994.

Allied's Board of Directors met on 8 occasions during 1994. All of the current directors attended at least 75% of the meetings of the Board and the respective committees to which they belong.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

During 1994, upon the recommendation of Allied's Audit Committee and approval by the Board of Directors, Allied engaged Coopers & Lybrand as its independent public accountants to perform the following audit services: examination of Allied's annual consolidated financial statements, assistance and consultation in connection with various accounting matters and other non-audit professional services.

The appointment of auditors is approved annually by the Board of Directors. The decision of the Board of Directors is based on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. At its October 20, 1994 meeting, the Audit Committee reviewed and approved the services described above as well as the services to be performed in 1995 and concluded that they do not impair the independence of the accountants. Representatives of Coopers & Lybrand will be present at the Annual Meeting, will be given an opportunity to make any comments they wish, and will be available to respond to any questions.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

Based solely on its review of such reports received by it, the Company believes that during fiscal year 1994 all filing requirements applicable to its officers and directors were complied with.

STOCKHOLDER PROPOSAL

A stockholder proposal must be received by the Secretary of Allied on or before December 4, 1995 for inclusion in the Proxy Statement and form of proxy relating to Allied's 1996 Annual Stockholders' meeting.

GENERAL

A quorum at this Annual Meeting is a majority of the outstanding shares entitled to vote thereat.

Allied has no knowledge of any matters, other than those set forth in this Proxy Statement or referred to in the accompanying Notice of Annual Meeting of Stockholders, which will be presented at the Annual Meeting.

                                          By Order of the Board of Directors
                                          ALLIED PRODUCTS CORPORATION
                                          KENNETH B. LIGHT
                                          EXECUTIVE VICE PRESIDENT

April 5, 1995

PROXY                     ALLIED PRODUCTS CORPORATION                      PROXY

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS--
                FOR ANNUAL MEETING OF STOCKHOLDERS MAY 17, 1995

    The  undersigned hereby appoints S. S. Sherman, Lloyd A. Drexler and Richard
A. Drexler, and each of them, Proxies, with the powers the undersigned would possess if personally present, to vote all shares of the undersigned in Allied Products Corporation at the annual meeting of the stockholders to be held on May 17, 1995, at 9:30 A.M., Chicago time, and at any adjournment thereof, for the purpose of acting upon the proposals referred to herein in accordance with the designations below, and of acting in their discretion upon such other matters as may properly come before the meeting.

  ELECTION OF DIRECTORS:

                         / / FOR all nominees       /  /  WITHHOLD  AUTHORITY
                         listed below (except as      to    vote    for   all
                         marked to the contrary       nominees listed below
                         below)

LLOYD A. DREXLER                           STANLEY J. GOLDRING

               JOHN E. JONES                              MITCHELL I. QUAIN

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through that nominee's name.

                   (Continued and to be signed on other side)

    IF YOU SIGN AND RETURN THIS PROXY, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREON. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR.
                                               DATED: ____________________, 1995
                                               ___________________________(L.S.)
                                               ___________________________(L.S.)

                                               IMPORTANT: Please sign exactly as
                                               your  name or names appear on the
                                               stock certificate or
                                               certificates, and when shares are
                                               held  by   joint  tenants,   both
                                               should   sign.  When  signing  as
                                               attorney, executor,
                                               administrator, trustees or
                                               guardian, give your full title as
                                               such.  If  the  signatory  is   a
                                               corporation  or  partnership sign
                                               the full corporate or partnership
                                               name by  duly authorized  officer
                                               or partner.

                                               NOTE: Please date, sign and mail
                                                  this proxy in the enclosed
                                               envelope. No postage is required
                                               for mailing in the United States.

                               FORM OF DIRECTION
                          ALLIED PRODUCTS CORPORATION
                                   SMART PLAN

  DIRECTIONS FOR VOTING SHARES OF ALLIED PRODUCTS CORPORATION (ALLIED) HELD IN
                             TRUST FOR THE EMPLOYEE

    The undersigned hereby authorizes the Advisory Committee for the above-captioned plan (the "Plan") to direct the Trustee for the Plan to vote at the Annual Meeting of Stockholders of Allied on May 17, 1995, or at any adjournments thereof, all shares of Allied stock credited to the account of the undersigned under the Trust for such Plan at the close of business on December 31, 1994, as directed below on the following matters, and, in their discretion, on any other matters that may come before the meeting:

    ELECTION OF            / / FOR all nominees       /  /  WITHHOLD  AUTHORITY
    DIRECTORS:                 listed below             to   vote    for    all
                                                      nominees listed below

LLOYD A. DREXLER                           STANLEY J. GOLDRING

               JOHN E. JONES                              MITCHELL I. QUAIN

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through that nominee's name.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

    IF YOU SIGN AND RETURN THIS DIRECTION, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREON. SMART SHARES FOR WHICH NO INSTRUCTIONS ARE RECEIVED WILL BE VOTED IN THE SAME PROPORTION AS NON-SMART SHARES ARE VOTED.

                                               Dated:  .................. , 1995

                                                ........................  (L.S.)
                                                           Signature

                                               NOTE:  PLEASE DATE, SIGN AND MAIL
                                               THIS DIRECTION  IN  THE  ENCLOSED
                                               ENVELOPE.  NO POSTAGE IS REQUIRED
                                               FOR MAILING IN THE UNITED STATES.